EXHIBIT 4.7
DESCRIPTION OF COMMON STOCK

General

Pioneer Natural Resources Company (“Pioneer”) is incorporated in the State of Delaware. The rights of Pioneer’s common stock are generally covered by Delaware law and Pioneer’s certificate of incorporation and bylaws. The terms of Pioneer’s common stock are therefore subject to Delaware law, including the Delaware General Corporation Law (the “DGCL”), and the common and constitutional law of Delaware.

This exhibit describes the general terms of Pioneer’s common stock, including preferred stock that may be issued without the vote of Pioneer’s common stock. This is a summary and does not purport to be complete. References in this exhibit to Pioneer’s certificate of incorporation and bylaws mean Pioneer’s certificate of incorporation and bylaws as each has been amended and restated from time to time. Pioneer’s certificate of incorporation and bylaws as they exist on the date of this Annual Report on Form 10-K are incorporated by reference or filed as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part, and amendments or restatements of each will be filed with the Securities and Exchange Commission (the “SEC”) in future periodic or current reports in accordance with SEC rules.

For more detailed information about the rights of Pioneer’s common stock, you should refer to Pioneer’s certificate of incorporation and bylaws and the applicable provisions of Delaware law, including the DGCL, for additional information.

Authorized Capital Stock

Pioneer’s authorized capital stock consists of 600,000,000 shares of stock, including:

•500,000,000 shares of common stock, $0.01 par value per share; and

•100,000,000 shares of preferred stock, $0.01 par value per share, including 500,000 shares that are designated (but not issued) as Series A Junior Participating Preferred Stock.

Common Stock

Holders of Pioneer’s common stock are entitled to one vote per share with respect to each matter submitted to a vote of Pioneer’s stockholders, subject to voting rights that may be established for shares of Pioneer’s preferred stock, if any. Except as may be provided in connection with Pioneer’s preferred stock or as otherwise may be required by law or Pioneer’s certificate of incorporation, Pioneer’s common stock is the only capital stock entitled to vote in the election of directors. Pioneer’s common stock does not have cumulative voting rights.

Subject to the rights of holders of Pioneer’s preferred stock, if any, holders of Pioneer’s common stock are entitled to receive dividends lawfully declared by the board of directors of Pioneer (the “Pioneer Board”). If Pioneer liquidates, dissolves or winds up its business, whether voluntarily or involuntarily, holders of Pioneer’s common stock will be entitled to receive any assets available for distribution to Pioneer’s stockholders after Pioneer has paid or set apart for payment the amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of the series of preferred stock.

The outstanding shares of Pioneer’s common stock are fully paid and nonassessable. Pioneer’s common stock does not have any preemptive, subscription or conversion rights. Pioneer may issue additional shares of its authorized common stock as authorized by the Pioneer Board from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

Preferred Stock

This section describes the general terms and provisions of Pioneer’s preferred stock. If Pioneer designates or issues a new series of preferred stock, it will file a copy of the certificate of designations that contains the terms of that series with the SEC. Each certificate of designations will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions.

The Pioneer Board has been authorized to provide for the issuance of shares of Pioneer’s preferred stock in multiple series without the approval of common stockholders. With respect to each series of Pioneer’s preferred stock, the Pioneer Board has the authority to fix the terms of the series, including, without limitation, the following:

•the designation of the series;

•the number of shares within the series;

•whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•whether the shares are redeemable, the redemption price and the terms of redemption;

•the amount payable to a holder of such shares for each share owned if Pioneer dissolves or liquidates;

•whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•any restrictions on issuance of shares in the same series or any other series;

•voting rights applicable to the series of preferred stock; and

•any other rights, preferences or limitations of the series.

A preferred stockholder’s rights with respect to that holder’s shares of preferred stock will be subordinate to the rights of Pioneer’s general creditors. Shares of Pioneer’s preferred stock that Pioneer issues will be fully paid and nonassessable and will not be entitled to preemptive rights unless specified in the applicable certificate of designations.

Pioneer’s ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, Pioneer could impede a business combination by issuing a series of preferred stock containing class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, Pioneer could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. Additionally, under certain circumstances, Pioneer’s issuance of preferred stock could adversely affect the voting power of the holders of Pioneer’s common stock. Although the Pioneer Board is required to make any determination to issue any preferred stock based on its judgment as to the best interests of Pioneer and its common stockholders, the Pioneer Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of Pioneer’s stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock. The Pioneer Board does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

Limitation on Directors’ Liability

Pioneer’s certificate of incorporation provides, as authorized by Section 102(b)(7) of the DGCL, that a director of Pioneer will not be personally liable to Pioneer or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•for any breach of the director’s duty of loyalty to Pioneer or its stockholders;

•for acts or omission not in good faith or that involve intentional misconduct or a knowing violation of law;

•for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•for any transaction from which the director derived an improper personal benefit.

The inclusion of this provision in Pioneer’s certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Pioneer and its stockholders.

Section 203 of the Delaware General Corporation Law

Section 203 of the DGCL prohibits a defined set of transactions between a Delaware corporation, such as Pioneer, and an “interested stockholder.” An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision may prohibit business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term “business combination” is broadly defined to include a broad array of transactions, including mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation or all of the outstanding stock of the corporation, and some other transactions that would increase the interested stockholder’s proportionate share ownership in the corporation.

This prohibition is effective unless:

•the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors prior to the time the interested stockholder becomes an interested stockholder;

•the interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by qualified employee stock plans, in the transaction in which it becomes an interested stockholder; or

•the business combination is approved by a majority of the corporation’s board of directors and by the affirmative vote of 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Certain Certificate of Incorporation and Bylaws Provisions

Advance Notice for Stockholder Proposals and Director Nominations

Pioneer’s certificate of incorporation and its bylaws contain provisions requiring that advance notice be delivered to Pioneer of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to the Pioneer Board. Generally, the advance notice provisions provide that the stockholder must give written notice to Pioneer’s Secretary not less than 60 days before the scheduled date of the annual meeting of Pioneer’s stockholders or, if later, ten days after the first public notice of the annual meeting is sent to Pioneer’s stockholders. The notice must set forth specific information regarding that stockholder and that business or director nominee, as described in Pioneer’s certificate of incorporation and bylaws. This requirement is in addition to those set forth in the regulations adopted by the SEC under the Securities Exchange Act of 1934.

Proxy Access

Pioneer’s bylaws permit a stockholder, or a group of up to 20 stockholders (with funds having specified relationships constituting a single stockholder), owning 3% or more of Pioneer’s outstanding common stock continuously for at least three years to nominate and include in Pioneer’s proxy materials director candidates constituting up to 20% of the board of directors (rounded down to the nearest whole number) or two directors, whichever is greater, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the bylaws and subject to the other terms and conditions set forth in the bylaws.

Election of Directors; Majority Voting in Uncontested Elections

Pioneer’s certificate of incorporation and its bylaws provide that, subject to any rights of holders of preferred stock to elect one or more directors, the number of directors shall not be fewer than three or more than 21.

Pioneer’s certificate of incorporation provides that all directors are to be elected annually. Pioneer’s bylaws provide for the election of directors by the majority of votes cast by stockholders in uncontested elections and by plurality vote in contested elections. As a condition to being nominated, each nominee for director is required to submit an irrevocable letter of resignation that becomes effective if the nominee does not receive a majority of the votes cast in an uncontested election and the Board decides to accept the resignation. If a nominee who is currently serving as a director does not receive a majority of the votes cast for his or her election in an uncontested election, the Board will act on the tendered resignation within 90 days after the date of the certification of the election results. If the resignation is not accepted, the Board will publicly disclose its decision and its primary rationale, and the director will continue to serve as a director until his or her successor is elected and qualified or until his or her earlier resignation or removal. If the Board accepts the resignation, the Board may fill the vacancy in accordance with Pioneer’s bylaws or may decrease the size of the Board.

Pioneer’s certificate of incorporation and its bylaws provide that vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause and newly created directorships resulting from any increase in the authorized number of directors shall be filled by a majority vote of the remaining directors then in office, though less than a quorum, or by the sole remaining director.

No Stockholder Action by Written Consent

Pioneer’s certificate of incorporation provides that stockholders may not act by written consent in lieu of a meeting.

Special Meetings of Stockholders

Special meetings of the stockholders may be called by the Pioneer Board, but may not be called by Pioneer’s stockholders.

Fair Price Provision

Pioneer’s certificate of incorporation also contains a “fair price” provision that applies to certain business combination transactions involving any person or group that beneficially owns at least 10% of the aggregate voting power of Pioneer’s outstanding capital stock, referred to as a “related person.” The “fair price” provision requires the affirmative vote of the holders of:

•at least 80% of the voting power of Pioneer’s outstanding capital stock entitled to vote generally in the election of directors, and

•at least 66 2⁄3% of the voting power of Pioneer’s outstanding capital stock entitled to vote generally in the election of directors that is not beneficially owned by the related person to approve certain transactions between the related person and Pioneer or its subsidiaries, including any merger, consolidation or share exchange, any sale, lease, exchange, pledge or other disposition of Pioneer’s assets or its subsidiaries having a fair market value of at least $10 million, any transfer or issuance of Pioneer’s securities or its subsidiaries’ securities, any adoption of a plan or proposal by Pioneer of its voluntary liquidation or dissolution, certain reclassifications of Pioneer’s securities or recapitalizations or certain other transactions, in each case involving the related person.

This voting requirement will not apply to certain transactions, including:

•any transaction in which the consideration to be received by the holders of each class or series of capital stock is:

◦the same in form and amount as that paid in a tender offer in which the related person acquired at least 50% of the outstanding shares of such class or series and which was consummated not more than one year earlier; or

◦not less in amount than the highest per share price paid by the related person for shares of such class or series; and

•any transaction approved by Pioneer’s continuing directors.

This provision could have the effect of delaying or preventing change in control in a transaction or series of transactions that do not satisfy the “fair price” criteria.

Exclusive Forum for Adjudication of Disputes

Pioneer’s bylaws provide that unless Pioneer consents in writing to the selection of an alternative forum, the Delaware Court of Chancery (or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of Pioneer, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or agent or stockholder of Pioneer to Pioneer or Pioneer’s stockholders, (c) any action against Pioneer arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Delaware Court of Chancery, or (d) any action against Pioneer or any director, officer, other employee or agent of Pioneer asserting a claim governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce or determine the validity of the certificate of incorporation of Pioneer or Pioneer’s bylaws, in each case subject to such Court of Chancery (or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) having personal jurisdiction over the indispensable parties named as defendants therein.

Although Pioneer believes this provision benefits Pioneer by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Pioneer’s directors and officers. Although Pioneer’s bylaws contain the choice of forum provision described above, it is possible that a court could rule that the provision is inapplicable for a particular claim or action or that the provision is unenforceable.

Amendments

In addition to any other vote required by law, the provisions of Pioneer’s certificate of incorporation relating to the limitation of actions taken by written consent and the “fair price” provision may be amended only by the affirmative vote of the holders of at least 80% of the aggregate voting power of Pioneer’s outstanding capital stock entitled to vote generally in the election of directors.

Pioneer’s bylaws may be amended by the Pioneer Board or by the affirmative vote of the holders of at least 66 2⁄3% of the aggregate voting power of Pioneer’s outstanding capital stock entitled to vote in the election of directors.

Potential Anti-Takeover Effect

Certain of the foregoing provisions of Pioneer’s certificate of incorporation and Pioneer’s bylaws, together with the provisions of Section 203 of the DGCL, could have the effect of delaying, deferring or preventing a change in control or the removal of existing management, of deterring potential acquirors from making an offer to Pioneer’s stockholders and of limiting any opportunity to realize premiums over prevailing market prices for Pioneer’s common stock in connection therewith. This could be the case notwithstanding that a majority of Pioneer’s stockholders might benefit from such a change in control or offer.

Transfer Agent and Registrar

Continental Stock Transfer & Trust Company serves as the registrar and transfer agent for Pioneer’s common stock.

Stock Exchange Listing

Pioneer’s common stock is listed on the New York Stock Exchange. The trading symbol for Pioneer’s common stock is “PXD.”